EXHIBIT 10.4

TIMKENSTEEL CORPORATION

2014 DEFERRED COMPENSATION PLAN

(EFFECTIVE JUNE 30, 2014)

TimkenSteel Corporation (the “Company”) hereby adopts the 2014 Deferred Compensation Plan (the “Plan”), effective June 30, 2014, as set forth herein. The Plan provides key executives with the opportunity to defer base salary, incentive compensation payments payable in cash or Common Shares, and certain Company contributions, in accordance with the provisions set forth below. The Plan was formed as a result of a spin-off (the “Spin-Off”), effective June 30, 2014 (the “Spin-Off Date”) of certain assets and liabilities from The Timken Company 1996 Deferred Compensation Plan (As Amended and Restated Effective December 31, 2010) (the “Timken Plan”) relating to the benefits accrued for the Transferred Participants. The Plan is a continuation of and successor to the Timken Plan solely with respect to the Transferred Participants. Any election, waiver, consent, or designation made by a Participant or a Beneficiary under the Timken Plan prior to the Spin-Off Date that was recognized as valid by the Timken Plan immediately prior to the Spin-Off Date will be recognized by this Plan as a valid election, waiver, consent, or designation, as applicable. Effective as of the Spin-Off Date, the Transferred Participants will cease to be participants in the Timken Plan and shall become participants in this plan.

ARTICLE I

DEFINITIONS

For the purposes of the Plan, the following words and phrases shall have the meanings indicated in this Article I. Certain other words and phrases are defined throughout the Plan and shall have the meaning so ascribed to them.

1. “Account” shall mean a bookkeeping account maintained on behalf of each Participant pursuant to Section 4 of Article II that is comprised of (i) the Base Salary Subaccount that is credited with Base Salary deferred by a Participant, (ii) the Incentive Compensation Subaccount that is credited with cash Incentive Compensation deferred by a Participant, (iii) a Vested Excess Core Contribution Subaccount that is credited with Vested Excess Core Contributions deferred by a Participant, and (iv) an Unvested Excess Core Contributions Subaccount that is credited with Unvested Excess Core Contributions deferred (or deemed deferred) by a Participant. A separate subaccount shall be maintained for Incentive Compensation payable in the form of Common Shares. Certain Participants may also have a separate Timken Shares Subaccount maintained for Incentive Compensation that is payable in the form of Timken Shares, as provided in Section 4(v) of Article II. A Participant’s Account(s) shall be further divided into the following subaccounts: (a) a “Pre-2005 Subaccount” for amounts deferred by a Participant as of December 31, 2004 (and earnings and losses thereon) as determined under Treasury Regulation Section 1.409A-6(a) or any successor provision, and (b) a “Post-2004 Subaccount” for amounts deferred for purposes of Section 409A of the Code by a Participant after December 31, 2004 (and earnings and losses thereon). Amounts in the Pre-2005 Subaccounts are intended to qualify for “grandfathered” status pursuant to Treasury Regulation Section 1.409A-6(a) and therefore they shall be subject to the terms and conditions specified in the Timken Plan as in effect prior to January 1, 2005 which shall be considered part of this Plan to the extent applicable to a Transferred Participant’s Pre-2005 Subaccount. A Participant’s Account(s) shall be credited with earnings as described in Section 4 of Article II of the Plan.

2. “Base Salary” shall mean the annual fixed or base compensation, payable monthly or otherwise to a Participant.

3. “Beneficiary” or “Beneficiaries” shall mean the person or persons designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account(s) in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account(s).

4. “Board” shall mean the Board of Directors of the Company.

5. “Code” shall mean the Internal Revenue Code of 1986, as amended.

6. “Change in Control” shall mean the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (1) the then-outstanding Common Shares; or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii); or

(ii) Individuals who, as of the Spin-Off Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Spin-Off Date whose election, or nomination for election by the

Company’s shareholders, was approved by a vote or the approval of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or written action or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding common shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Company, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding common shares of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

7. “Committee” shall mean the Compensation Committee of the Board or such other Committee as may be authorized by the Board to administer the Plan.

8. “Common Shares” shall mean shares of common stock without par value of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Section 8 of Article II of the Plan.

9. “Company” shall mean TimkenSteel Corporation and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of TimkenSteel Corporation with any other corporation or corporations.

10. “Deferral Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the percentage or dollar amount of his or her Base Salary, Incentive Compensation and/or Excess Core Contributions that is or will be deferred under the Plan for the Deferral Period.

11. “Deferral Period” shall mean the Year that commences after each Election Filing Date, provided that a Deferral Period with respect to Performance Units and Restricted Stock Units granted under the Long-Term Incentive Plans may be a period of more than one Year.

12. “Election Agreement” shall mean an agreement in the form that the Company may designate from time to time that is consistent with the terms of the Plan.

13. “Election Filing Date” shall mean December 31 of the Year immediately prior to the first day of the Year (or other Deferral Period described in Section 11 of this Article) for which Base Salary, Incentive Compensation and/or Excess Core Contributions would otherwise be earned.

14. “Eligible Employee” shall mean an employee of the Company (or a Subsidiary that has adopted the Plan) who meets the requirements of the following clauses (i) and (ii):

(i) the employee is a participant in the Annual Performance Award Plan or the Senior Executive Management Performance Plan of the Company, and

(ii) the employee is a “highly compensated employee” within the meaning of Section 414(q) of the Code (determined in the same manner determined under the tax-qualified defined contribution plan in which the employee is a participant, if applicable to such plan).

15. “Employee Matters Agreement” shall mean the Employee Matters Agreement which The Timken Company and the Company entered into in connection with the Spin-Off.

16. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

17. “Excess Company Contributions” shall mean the amount of Company contributions that would be made for a Participant’s benefit to the Savings and Investment Pension Plan with respect to his Excess Deferrals, based on his elections under the Savings and Investment Pension Plan, or on the basis of his compensation in excess of the limitation under Section 401(a)(17) of the Code.

18. “Excess Core Contributions” shall mean Excess Company Contributions, other than the Company contributions that are made with respect to a Participant’s Excess Deferrals.

19. “Excess Deferrals” shall mean the amount of a Participant’s salary reduction contributions under the Savings and Investment Pension Plan that are in excess of the limits imposed by Sections 402(g) and 401(a)(17) of the Code.

20. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

21. “Forfeitable Right” shall mean the right to payment of Base Salary, Incentive Compensation and/or Excess Core Contributions in a subsequent year that is subject to a forfeiture condition requiring the Eligible Employee to remain an employee with the Company or a Subsidiary through at least the 12-month anniversary of the date on which the Eligible

Employee obtains the legally binding right to the Forfeitable Right. For purposes of this Section 1.20 and Section 2(ii)(3), a Forfeitable Right will be considered to be subject to a forfeiture condition even if such right to payment could become nonforfeitable upon death, disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)), or a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)).

22. “Forfeitable Rights Filing Date” shall mean the date that is 30 days after the date an Eligible Employee first obtains a legally binding right to a Forfeitable Right.

23. “Incentive Compensation” shall mean (i) cash incentive compensation earned as an employee pursuant to an incentive compensation plan now in effect or hereafter established by the Company, including, without limitation, the Senior Executive Management Performance Plan , the Annual Performance Award Plan, the Long-Term Incentive Plans, and Excess Deferrals and Excess Company Contributions (other than Excess Core Contributions) and (ii) incentive compensation payable in the form of Common Shares pursuant to the Long-Term Incentive Plans (other than restricted shares or options) or any similar plan approved by the Committee for purposes of the Plan.

24. “Incentive Filing Date” shall mean the date six months prior to the end of a performance period with respect to which certain Incentive Compensation is earned.

25. “Long-Term Incentive Plans” shall mean The TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan or other similar long-term incentive plans, as amended from time to time.

26. “Participant” shall mean any Eligible Employee who has at any time elected to defer the receipt of Base Salary, Incentive Compensation, or Excess Core Contributions in accordance with the Plan, or any Transferred Participant.

27. “Payment Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Company that indicates the time of the commencement of a payment and the form of a payment of that portion of the Participant’s Base Salary, Incentive Compensation and/or Excess Core Contributions that is deferred pursuant to a Deferral Election under the Plan. A Payment Election shall include such an election made by a Transferred Participant under the Timken Plan.

28. “Plan” shall mean this deferred compensation plan, which shall be known as the TimkenSteel Corporation 2014 Deferred Compensation Plan. The Plan is a continuation of and successor to the Timken Plan.

29. “Savings and Investment Pension Plan” shall mean The TimkenSteel Corporation Savings and Investment Pension Plan.

30. “Specified Employee” shall mean a “specified employee” with respect to the Company (or a controlled group member) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code and Treasury Regulation Section 1.409A-1(i) or any successor provision.

31. “Subsidiary” shall mean any corporation, joint venture, partnership, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls more than 50 percent of the total combined voting or other decision-making power.

32. “Termination of Employment” means a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h)(1).

33. “Timken Shares” shall mean shares of common stock without par value of The Timken Company that are payable to certain Participants, as provided in Section 4(v) of Article II.

34. “Transferred Participant” shall mean (i) an individual who, as of the close of business on the Spin-Off Date, is employed by the Company or a Subsidiary of the Company and who immediately prior to the Spin-Off Date was a participant in the Timken Plan, and (ii) any former employee of The Timken Company or its affiliates who immediately prior to the Spin-Off Date was a participant in the Timken Plan and who is designated by The Timken Company and the Company as a former employee whose employment was associated with the business of the Company at the time of the individual’s termination of employment with The Timken Company or its affiliates.

35. “Unforeseeable Emergency” means an event that results in severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his or her spouse, dependent (as defined in Section 152(a) of the Code), or Beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as of result of events beyond the control of the Participant.

36. “Unvested Excess Core Contribution” shall mean an Excess Core Contribution made with respect to an Eligible Employee who has less than three Years of Service as of the date such contribution is made.

37. “Vested Excess Core Contribution” shall mean an Excess Core Contribution made with respect to an Eligible Employee who has at least three Years of Service as of the date such contribution is made.

38. “Year” shall mean a calendar year.

39. “Years of Service” shall mean “Years of Service” as defined in and determined under the Savings and Investment Pension Plan.

ARTICLE II

ELECTION TO DEFER

1. Eligibility. An Eligible Employee may make an annual Deferral Election to defer receipt of all or a specified part of his or her Base Salary, Incentive Compensation, or Vested or Unvested Excess Core Contributions for any Deferral Period in accordance with Section 2 of this Article. Subject to Section 3(iv) of this Article, an Eligible Employee who makes a Deferral Election must also make a Payment Election with respect to the amount deferred in accordance with Section 3 of this Article. An Eligible Employee’s entitlement to defer shall cease on the last day of the Deferral Period in which he or she ceases to be an Eligible Employee.

2. Deferral Elections. All Deferral Elections, once effective, shall be irrevocable, shall be made on an Election Agreement filed with the Vice President – Total Rewards of the Company (or other Company administrative representative as may be designated by the Vice President – Total Rewards), and shall comply with the following requirements:

(i) The Deferral Election on the Election Agreement shall specify the percentage or the dollar amount of a Participant’s Base Salary, Incentive Compensation and/or Excess Core Contributions that is to be deferred.

(ii) The Deferral Election shall be made by, and shall be effective as of, the applicable Election Filing Date, except as provided in the following clauses (1), (2), or (3):

(1) To the extent permitted by Section 409A of the Code, the Company may permit Eligible Employees to make a Deferral Election with respect to

Incentive Compensation that constitutes “performance-based compensation” (within the meaning of Section 409A(a)(4)(B)(iii) of the Code) at a time later than the Election Filing Date but no later than the Incentive Filing Date, and in such event, the Deferral Election shall be effective as of such Incentive Filing Date. If Incentive Compensation with respect to which an Eligible Employee has made a Deferral Election under this Section 2(ii)(1) is paid without satisfaction of the applicable performance criteria upon death, disability (as defined in Treasury Regulation Section 1.409A-1(e)(1)), or a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)(i)), such Deferral Election will only be given effect if the Deferral Election could have been made pursuant to a provision of the Plan other than this Section 2(ii)(1).

(2) An employee who first becomes an Eligible Employee during the course of a Year, rather than as of the applicable Election Filing Date, may make a Deferral Election with respect to Base Salary, Incentive Compensation and/or Excess Core Contributions within thirty days following the date the employee first becomes eligible to participate in the Plan. Such Deferral Election shall be effective on the date made and, unless Section 2(ii)(1) or 2(ii)(3) applies, shall be effective with regard to Base Salary, Incentive Compensation and/or Excess Core Contributions (whichever is elected for deferral by the Participant) earned during such Year following the filing of the Election Agreement with the Company, as determined pursuant to the pro-ration method permitted under Section 409A of the Code. For purposes of the preceding sentence, where an individual has ceased being eligible to participate in the Plan (other than the accrual of earnings), regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes eligible to participate in the Plan again, the individual shall be treated as being initially eligible to participate in the Plan if the individual had not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the twenty-four month period ending on the date the individual again becomes eligible to participate in the Plan.

(3) To the extent permitted by Section 409A of the Code, the Company may permit an Eligible Employee to make a Deferral Election with respect to a Forfeitable Right no later than the Forfeitable Rights Filing Date so long as such Forfeitable Right remains subject to a forfeiture condition through the 12-month anniversary of the date on which the Eligible Employee makes such Deferral Election. In such event, the Deferral Election shall be effective as of such Forfeitable Rights Filing Date. If a Forfeitable Right with respect to which an Eligible Employee has made a Deferral Election under this Section 2(ii)(3) becomes nonforfeitable upon death, disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)), or a change in control event (as defined in Treasury Regulation Section 1.409A-3(i)(5)) prior to the 12-month anniversary of the date on which the Eligible Employee made such Deferral Election, such Deferral Election will only be given effect if the Deferral Election could have been made pursuant to a provision of the Plan other than this Section 2(ii)(3).

(iii) Notwithstanding the foregoing provisions of Section 2 of this Article, an Eligible Employee with less than three Years of Service as of the date of an Excess Core Contribution shall elect (or, in the absence of a properly filed Election Agreement, shall be deemed to have elected) to defer all of his or her Unvested Excess Core Contribution for a Year (and any Election Agreement to the contrary shall be disregarded and treated as not properly filed hereunder).

(iv) Subject to Section 3(iv) of this Article, in order to revoke or modify a Deferral Election with respect to Base Salary, Incentive Compensation and/or Excess Core Contributions for any particular Year, a revocation or modification must be delivered to the Vice President – Total Rewards of the Company (or other Company administrative representative as was previously designated by the Vice President – Total Rewards) prior to the Election Filing Date, Forfeitable Rights Filing Date or the Incentive Filing Date (as applicable).

3. Payment Elections. Subject to Sections 3(iv), 5, 6, and 7 of this Article, all Payment Elections are irrevocable, shall be made on an Election Agreement filed with the Vice President – Total Rewards of the Company (or other Company administrative representative as may be designated by the Vice President – Total Rewards), and shall comply with the following requirements:

(i) Each Participant shall make a separate Payment Election with respect to his or her Base Salary, Incentive Compensation, and Excess Core Contributions that the Participant defers for the Deferral Period pursuant to the applicable Deferral Election.

(ii) Each Payment Election shall contain the Participant’s elections regarding the time at which the payment of amounts deferred pursuant to the specific Deferral Election shall commence.

(1) A Participant may elect to commence payment upon either (A) the date the Participant incurs a Termination of Employment for any reason (other than by reason of death), including, without limitation, by reason of retirement or (B) the date otherwise specified by the Participant in the Election Agreement, including a date determined by reference to the date the Participant incurs a Termination of Employment for any reason (other than by reason of death), including, without limitation, by reason of retirement; provided, however, that with respect to the deferral of any Unvested Excess Core Contributions, payment shall not commence any sooner than the date on which the Eligible Employee has achieved three Years of Service.

(2) Subject to Section 3(vi) of this Article, payments made in accordance with the Participant’s election under Section 3(ii)(1)(A) of this Article shall be paid or commence to be paid within 90 days following the Termination of Employment and payments made in accordance with the Participant’s election under Section 3(ii)(1)(B) of this Article shall be paid or commence to be paid within 90 days following the date specified in the Election Agreement, provided that, in either case, the Participant shall not have the right to designate the year of payment.

(iii) Each Payment Election shall contain the Participant’s elections regarding the form of payment of the amount of his or her Base Salary, Incentive Compensation, and Excess Core Contributions that the Participant deferred for the Deferral Period pursuant to his or her Deferral Election.

(1) A Participant may elect to receive payment in one of the following forms: (A) a single, lump sum payment; (B) in a number of approximately equal quarterly installments, not to exceed 40, as designated by the

Participant in his or her Election Agreement; or (C) subject to the approval of the Vice President – Total Rewards of the Company (or other Company administrative representative as may be designated by the Committee) at the time the Participant makes his or her Payment Election, pursuant to an alternate payment schedule designated by the Participant in his or her Election Agreement.

(2) In the event that a Participant’s deferral of Base Salary, Incentive Compensation, and Excess Core Contributions pursuant to his or her Payment Election is payable in quarterly installments, all of the quarterly installments during the installment period shall be approximately equal in amount. The amount of the unpaid installment payments remaining in the Participant’s Account(s) that is (a) attributable to the deferral of cash compensation shall continue to bear interest as provided in Section 4(i) of this Article, (b) attributable to the deferral of Incentive Compensation payable in the form of Common Shares shall continue to be credited with dividends, distributions and interest thereon as provided in Section 4(iv) of this Article and (c) attributable to the deferral of Incentive Compensation payable in the form of Timken Shares shall continue to be credited with dividends, distributions and interest thereon as provided in Section 4(v) of this Article.

(iv) If in the case of a Vested Excess Core Contribution an Eligible Employee fails to timely file an Election Agreement, the Company, within 2  1⁄2 months after the close of the Year during which the Vested Excess Core Contribution was earned, shall pay to the Eligible Employee in a lump sum an amount equal to the Vested Excess Core Contribution without interest. If in the case of an Unvested Core Contribution an Eligible

Employee fails to file properly an Election Agreement, the Eligible Employee nevertheless shall be deemed as if the Eligible Employee had timely filed an Election Agreement electing a lump sum payment to be made within 2  1⁄2 months after the close of the Year during which the Eligible Employee achieved three Years of Service, or if earlier, the close of the Year during which the Eligible Employee incurs a Termination of Employment due to death, Disability (as defined in the Savings and Investment Pension Plan) or Retirement (as defined in the Savings and Investment Pension Plan).

(v) Subject to Section 3(iv) of this Article, if the Payment Elections are not made by the applicable Election Filing Date, Forfeitable Rights Filing Date, or Incentive Filing Date, as the case may be, or are insufficient to be deemed effective as of such date, then a Participant’s Deferral Election shall be null and void.

(vi) Notwithstanding the foregoing provisions of Section 3 of this Article, if the Participant is a Specified Employee, then any payment on account of Termination of Employment that was scheduled to commence during the six-month period immediately following the Participant’s Termination of Employment shall commence on the first day of the seventh month after such Termination of Employment (or, if earlier, the date of death). Any payments on account of Termination of Employment that are scheduled to be paid more than six months after such Participant’s Termination of Employment shall not be delayed and shall be paid in accordance with provisions of Section 3(iii) of this Article.

4. Accounts.

(i) Cash compensation that a Participant elects to defer shall be treated as if it were set aside in an Account on the date the Base Salary or Incentive Compensation would otherwise have been paid to the Participant. The Base Salary and Incentive Compensation Subaccounts will be credited with interest computed quarterly (based on calendar quarters) on the lowest balance in such Subaccounts during each quarter at such rate and in such manner as determined from time to time by the Committee. Unless otherwise determined by the Committee, interest to be credited hereunder shall be credited at the prime rate in effect according to the Wall Street Journal on the last day of each calendar quarter plus one percent. Interest for a calendar quarter shall be credited to the Base Salary and Incentive Compensation Subaccounts as of the first day of the following quarter.

(ii) An Excess Core Contribution that a Participant defers under the Plan shall be treated as if it was credited to the Participant’s Account on the date the Excess Core Contribution is made. An Excess Core Contributions Subaccount shall be credited with interest computed quarterly (based on calendar quarters) on the lowest balance in the Excess Core Contributions Subaccount during each quarter at such rate and in such manner as determined from time to time by the Committee. Unless otherwise determined by the Committee, interest to be credited hereunder shall be credited at the prime rate in effect according to the Wall Street Journal on the last day of each calendar quarter plus one percent. Interest for a calendar quarter shall be credited to the Excess Core Contributions Subaccount as of the first day of the following quarter.

(iii) If as of the date of a Participant’s Termination of Employment the Participant has not achieved three Years of Service, the Participant shall forfeit his or her Unvested Excess Core Contributions Subaccount, including any interest credited to such Subaccount. Notwithstanding the preceding sentence, a Participant shall not forfeit his or her Unvested Excess Core Contributions Subaccount if the Participant’s Termination of Employment is due to death, Disability (as defined in the Savings and Investment Pension Plan) or Retirement (as defined in the Savings and Investment Pension Plan).

(iv) Incentive Compensation payable in the form of Common Shares that a Participant elects to defer and Common Shares to which a Transferred Participant becomes entitled as a result of the Spin-Off under the Employee Matters Agreement shall be reflected in a separate Account, which shall be credited with the number of Common Shares that would otherwise have been issued or transferred and delivered to the Participant. Such Account, following any applicable vesting period, shall be credited from time to time with amounts equal to dividends or other distributions paid on the number of Common Shares reflected in such Account, and such Account shall be credited with interest on cash amounts credited to such Account from time to time in the manner provided in Subsection (i) above.

(v) Notwithstanding anything in the Plan to the contrary, any election made by a Transferred Participant prior to the Spin-Off Date to defer Incentive Compensation payable in the form of Timken Shares shall, as of the Spin-Off Date, be adjusted in the manner provided in Article X of the Employee Matters Agreement, such that the Participant will become entitled to payment in the form of a combination of Common Shares and Timken Shares. Incentive Compensation payable in the form of Timken

Shares shall be reflected in a separate Timken Shares Subaccount, which shall be credited with the number of Timken Shares that would otherwise have been issued or transferred and delivered to the Participant; provided, however, that payment of any Timken Shares to the Participant, including any dividends, distributions and interest thereon, shall be made by The Timken Company.

(vi) Except as described in Section 4(iii) of this Article, a Participant’s Account shall be nonforfeitable.

5. Death of a Participant. In the event of the death of a Participant, the amount of the Participant’s Account(s) shall be paid to the Beneficiary or Beneficiaries designated in a writing on a form that the Company may designate from time to time (the “Beneficiary Designation”), in a lump sum within 90 days of the day of death; provided that the Beneficiary or Beneficiaries shall not have the right to designate the year of payment. A Participant’s Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation. The Beneficiary Designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern. In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account(s) shall be paid to the Participant’s estate in a lump sum within 90 days of the day of death; provided that the representative of the estate shall not have the right to designate the year of payment. In the event of the death of the Beneficiary or Beneficiaries after the death of a Participant, the remaining amount of the Account(s) shall be paid in a lump sum to the estate of the last Beneficiary to receive payments within 90 days of the day of death; provided that the representative of the estate shall not have the right to designate the year of payment.

6. Small Payments. Notwithstanding the foregoing provisions of this Article II, if upon the applicable distribution date the Participant’s total balance in his or her Account(s), in addition to the balances and accounts under and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the account balances under the Plan under Treasury Regulation Section 1.409A-1(c)(2) (the “Aggregate Account Balance”), is less than $5,000, then the amount of the Participant’s Aggregate Account Balance may, at the discretion of the Company, be paid in a lump sum.

7. Accelerations. Notwithstanding the foregoing provisions of this Article II:

(i) If a Change in Control occurs, the amount of each Participant’s Post-2004 Base Salary Subaccount, Post-2004 Incentive Compensation Subaccount, and Post-2004 Vested Excess Core Contribution Subaccount that was deferred pursuant to an election made after the Spin-Off Date, in each case including earnings and losses thereon and Common Shares received with respect to Timken Shares included therein, shall immediately be paid to the Participant in the form of a single, lump sum payment. With respect to amounts in a Participant’s Post-2004 Subaccounts that were deferred pursuant to an election made prior to the Spin-Off Date (including earnings and losses thereon and Common Shares received with respect to Timken Shares included therein) (the “Pre-Spin Deferrals”), if a Timken Change in Control (as defined in Appendix A) occurs, such amounts shall immediately be paid to the Participant in the form of a single, lump sum payment. Notwithstanding any provision of this Plan to the contrary, if a Change in Control or a Timken Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of a relevant corporation within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Section 1.409A-3(i)(5), or any successor provision, then payment shall be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the date (or dates) the Participant would otherwise be entitled to a distribution (or distributions) in accordance with the provisions of the Plan.

(ii) Upon the earlier to occur of (1) a Change in Control that involves a transaction that was not approved by the Board, and was not recommended to the Company’s shareholders by the Board, (2) a declaration by the Board that the trust (the “Trust”) established by and between the Company and a trustee (the “Trustee”), should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (3) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so, and in any event within five (5) business days:

(A) transfer to the Trustee to be added to the principal of the Trust a sum equal to the Pre-Spin Deferrals for all Participants under this Plan (together with an additional amount to cover all estimated administration expenses associated with the payment of such Pre-Spin Deferrals). The payment of the Pre-Spin Deferrals or other payment by the Trustee pursuant to the Trust shall, to the extent thereof, discharge the Company’s obligation to pay the Pre-Spin Deferrals or other payment hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay the Pre-Spin Deferrals and other payments under this Agreement; and

(B) transfer to the Trustee to be added to the principal of the Trust the sum authorized by the members of the Committee from time to time.

Notwithstanding any provision of this Plan to the contrary, no amounts shall be transferred to the Trustee with respect to the Trust for payments of any amount under this Plan if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

(iii) In the event of an Unforeseeable Emergency and at the request of a Participant or Beneficiary, the Committee may in its sole discretion accelerate the payment to the Participant or Beneficiary of all or a part of his or her Account(s). Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

8. Adjustments. The Committee may make or provide for such adjustments in the numbers of Common Shares or Timken Shares credited to Participants’ Account, and in the kind of shares so credited, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company or The Timken Company, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all Common Shares or Timken Shares deliverable under the Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

9. Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to the Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

ARTICLE III

ADMINISTRATION

1. Administration. The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) determine all questions relating to eligibility for participation in the Plan and the amount in the Account or Accounts of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any questions or construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties. It is intended that all Participant elections hereunder shall comply with Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition rules thereunder).

2. Claims Procedures. Whenever there is denied, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the “Claimant”), the Committee shall transmit a written notice of such decision to the Claimant within 90 days of receiving the claim from the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim, a reference to the relevant Plan provisions, a description and explanation of additional information needed, and a statement advising the Claimant that, within 60 days of the date on which he or she receives such notice, he or she may obtain review of such decision in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or the Claimant’s authorized representative may request that the claim denial be reviewed by filing with the Committee a written request therefor, which request shall contain the following information:

(i) the date on which the Claimant’s request was filed with the Committee; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph;

(ii) the specific portions of the denial of the claim which the Claimant requests the Committee to review;

(iii) a statement by the Claimant setting forth the basis upon which the Claimant believes the Committee should reverse the previous denial of the Claimant’s claim for benefits and accept the claim as made; and

(iv) any written material (offered as exhibits) which the Claimant desires the Committee to examine in its consideration of the Claimant’s position as stated pursuant to clause (iii) above.

Within 60 days of the date determined pursuant to clause (i) above, the Committee shall conduct a full and fair review of the decision denying the Claimant’s claim for benefits. Within 60 days of the date of such hearing, the Committee shall render its written decision on review, written in a manner calculated to be understood by the Claimant and including the reasons and Plan provisions upon which its decision was based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents and other information relevant to the claim, and a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE IV

AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate the Plan at any time by action of the Board or its delegate; provided, however, that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in the acceleration of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary; (provided, however, that the consent requirement of Participants or Beneficiaries to certain actions shall not apply to any amendment or termination made by the Company pursuant to Section 8(iii) of Article V). Notwithstanding the preceding sentence, the Committee, in its sole discretion, may terminate the Plan to the extent and in circumstances described in Treasury Regulation Section 1.409A-3(j)(4)(ix), or any successor provision.

ARTICLE V

MISCELLANEOUS

1. Non-alienation of Deferred Compensation. Except as permitted by the Plan and subject to Section 8(ii) of this Article V, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.

2. Participation by Employees of Subsidiaries. An Eligible Employee who is employed by a Subsidiary and elects to participate in the Plan shall participate on the same basis as an employee of the Company. The Account or Accounts of a Participant employed by a Subsidiary shall be paid in accordance with the Plan solely by such Subsidiary to the extent attributable to Base Salary or Incentive Compensation that would have been paid by such Subsidiary in the absence of deferral pursuant to the Plan.

3. Interest of Employee. Except as otherwise provided in Section 7(ii) of Article II, the obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets or in the form of its Common Shares, or to cause The Timken Company to make payments in the form of Timken Shares, as the case may be, as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. The obligation of The Timken Company under the Plan to make payment of amounts reflected in a Timken Shares Subaccount merely constitutes the unsecured promise of The Timken Company to make payments in the form of its Timken Shares, as provided herein, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of The Timken Company. Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected in an Account. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees and nothing in the Plan shall be considered in any manner a contract of employment. It is the intention of the Company that the Plan be unfunded for tax purposes of Title I of ERISA. The Company may create a trust to hold funds, Common Shares or other securities to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s general creditors and provided, further, that no amount shall be transferred to trust if, pursuant to Section 409A of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.

4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Subsidiary or the officers, employees or directors of the Company or any Subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5. Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.

6. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

7. Relationship to Other Plans.

(i) The Plan is intended to serve the purposes of and to be consistent with the Long-Term Incentive Plans and any similar plan approved by the Committee for purposes of the Plan. The issuance or transfer of Common Shares pursuant to the Plan shall be subject in all respects to the terms and conditions of the Long-Term Incentive Plans and any other such plan. Without limiting the generality of the foregoing, Common Shares credited to the Account(s) of Participants pursuant to the Plan as Incentive Compensation shall be taken into account for purposes of Section 3 of the Long-Term Incentive Plans (Shares Available Under the Plans) and for purposes of the corresponding provisions of any other such plan.

(ii) The issuance or transfer of Timken Shares pursuant to the Plan shall be made by The Timken Company and shall be subject in all respects to the terms and conditions of The Timken Company Long-Term Incentive Plan(s) and any other such plan. Without limiting the generality of the foregoing, Timken Shares credited to the Timken Shares Subaccount of Participants pursuant to the Plan as Incentive Compensation shall be taken into account for purposes of Section 3 of The Timken Company Long-Term Incentive Plans (Shares Available Under the Plans) and for purposes of the corresponding provisions of any other such plan.

8. Compliance with Section 409A of the Code.

(i) To the extent applicable, it is intended that the Plan (including all amendments thereto) comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant or a Beneficiary. The Plan shall be administered in a manner consistent with this intent. In furtherance of, but without limiting the generality of the foregoing, amounts in the Pre-2005 Subaccounts, which are intended to qualify for “grandfathered” status pursuant to Treasury Regulation Section 1.409A-6(a), shall not be subject to the provisions of Section 409A of the Code and shall be governed by the terms and conditions specified in the Timken Plan as in effect prior to January 1, 2005.

(ii) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, provided that to the extent permitted by Section 409A of the Code, payment of part or all of a Participant’s interest under the Plan may be made to an individual other than the Participant to the extent necessary to fulfill a domestic relations order as defined in Section 414(p)(1)(B) of the Code. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(iii) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s Account in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

9. Headings; Interpretation.

(i) Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(ii) Any reference in the Plan to Section 409A of the Code will also include any applicable proposed, temporary, or final regulations or any other applicable formal guidance promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. Further, any specific reference to a Code section or a Treasury Regulation section shall include any successor provision of the Code or the Treasury Regulation, as applicable.

(iii) For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by a duly authorized officer at Canton, Ohio, this      day of         , 2014.

TIMKENSTEEL CORPORATION

Name:	Donald L. Walker
Title:	Executive Vice President – Human Resources and Organizational Advancement

Solely with respect to the obligations set forth in Section 4(v) of Article II and Section 3 and 7(ii) of Article V:

THE TIMKEN COMPANY

Name:	William R. Burkhart
Title:	Senior Vice President and General Counsel

Appendix A

For purposes of this Appendix A, “Timken Change in Control” shall mean that:

(i) All or substantially all of the assets of The Timken Company (“Timken”) are sold or transferred to another corporation or entity, or Timken is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51 percent of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity is owned, directly or indirectly, by the shareholders of Timken generally prior to the transaction; or

(ii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report thereto), as promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation thereto under the Exchange Act) of securities representing 30 percent or more of the combined voting power of the then-outstanding voting securities of Timken; or

(iii) Timken shall file a report or proxy statement with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 5(f) of Schedule 14A thereunder (or any successor schedule, form, report or item thereto) that a change in control of Timken has or may have occurred, or will or may occur in the future, pursuant to any then-existing contract or transaction; or

(iv) The individuals who constituted the Board of Directors of Timken (the “Timken Board”) at the beginning of any period of two consecutive calendar years cease for any reason to constitute at least a majority thereof unless the nomination for election by Timken’s shareholders of each new member of the Timken Board was approved by a vote of at least two-thirds of the members of the Timken Board still in office who were members of the Timken Board at the beginning of any such period.